Exhibit (d)(3)
MUTUAL NON-DISCLOSURE AGREEMENT
THIS MUTUAL NON-DISCLOSURE AGREEMENT (“Agreement”) is made and entered into as of the 25th day of June, 2010 (“Effective Date”), between Cardiac Science Corporation, a Delaware corporation having its principal place of business at 3303 Monte Villa Parkway, Bothell, Washington 98021-8906, and Criticare Systems/Opto, a                      corporation having its principal place of business at 20925 Crossroads Circle, Waukesha WI 53186.
1 . Purpose. The parties wish to engage in discussions regarding exploration of a business opportunity of mutual interest (“Authorized Purpose”) and in connection with this Authorized Purpose, each party may disclose to the other certain confidential technical and business information which Owner desires Recipient to treat as confidential. The party disclosing Confidential Information is referred to herein as the “Owner” and the party receiving Confidential Information is referred to herein as the “Recipient”.
2. “Confidential Information” means any information (including without limitation documents, computer data, or oral communications) disclosed by either party to the other party, either directly or indirectly, that is identified as confidential or other similar designation at the time of disclosure or is known or should reasonably be known by the Recipient to be confidential in nature. The existence and subject matter of the parties’ discussions shall be treated as Confidential Information. Confidential Information may also include information disclosed to Owner by third parties. Confidential Information shall not, however, include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by Owner; (ii) becomes publicly known and made generally available after disclosure by Owner to Recipient through no action or inaction of Recipient; (iii) is already in the possession of Recipient at the time of disclosure by Owner as shown by Recipient’s files and records immediately prior to the time of disclosure; (iv) is obtained by Recipient from a third party without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by Recipient without use of or reference to Owner’s Confidential Information, as shown by documents and other competent evidence in Recipient’s possession.
3. Legally Compelled Disclosure. If Recipient is required to disclose Owner’s Confidential Information pursuant to a valid order by a court or other governmental body or as otherwise required by law, prior to any such compelled disclosure, Recipient will (i) notify Owner of the legal process, and allow Owner to assert the privileged and confidential nature of the Confidential Information against the third party seeking disclosure and (ii) reasonably cooperate with Owner in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of such disclosure and/or use of the Confidential Information. If such protection against disclosure is not obtained, Recipient will be entitled to disclose the Confidential Information, but only as and to the extent necessary to legally comply with such compelled disclosure.
4. Non-use and Non-disclosure. Each party agrees to use any Confidential Information of the other party solely for the Authorized Purpose and not for any third party’s benefit. Each party agrees to limit disclosures of Confidential Information of the other party to those employees and agents of Recipient who are required to have the information in order to evaluate or engage in discussions regarding the Authorized Purpose. Each party agrees that it will not disclose any of the Confidential Information to any third party without the express written consent of Owner. Neither party shall reverse engineer, disassemble or decompile any of the Confidential Information of the other party or any of the prototypes, software or other tangible objects which embody the Confidential Information of the other party and which are provided to the party hereunder. Certain Confidential Information may be considered material non-public information under Regulation FD promulgated by the Securities and Exchange Commission. Recipient acknowledges that the United States securities laws prohibit it or any person who has received material nonpublic information about the Owner from purchasing or selling securities of the Owner or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance on such information, and agrees not to purchase, sell or otherwise engage in transactions in Owner’s stock based on such material nonpublic information until such time as the information becomes disseminated to the public either through a press release issued by Owner or through a filing made by Owner pursuant to the Securities

CONFIDENTIAL	NDA-CSC Standard

Exchange Act of 1934, as amended; provided, however, that Recipient may make any disclosure or use of such information to which Owner gives its prior written consent.
5. Maintenance of Confidentiality. Each party agrees that it shall take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party. Without limiting the foregoing, each party shall take at least those measures that it takes to protect its own most highly confidential information and shall ensure that its employees and agents who have access to Confidential Information of the other party are subject to confidentiality obligations similar in scope and nature to the provisions hereof, prior to any disclosure of Confidential Information to such employees or agents. Each party shall reproduce the other party’s proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original.
6. No Obligation. Nothing herein shall obligate either party to proceed with any transaction between them, and each party reserves the right, in its sole discretion, to terminate the discussions contemplated by this Agreement concerning the business opportunity.
7. No Warranty. ALL CONFIDENTIAL INFORMATION IS PROVIDED “AS IS”. EACH PARTY MAKES NO WARRANTIES, EXPRESS, IMPLIED OR OTHERWISE, REGARDING ITS ACCURACY, COMPLETENESS OR PERFORMANCE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR ITS MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
8. Return of Materials. All documents and other tangible objects containing or representing Confidential Information which have been disclosed by either party to the other party, and all copies thereof which are in the possession of the other party, shall be and remain the property of Owner and shall be promptly returned to Owner upon Owner’s written request or upon termination of this Agreement.
9. No License. Nothing in this Agreement is intended to grant any rights to either party under any patent, mask work right or copyright of the other party, nor shall this Agreement grant any party any rights in or to the Confidential Information of the other party except as expressly set forth herein.
10. Term. This Agreement covers the disclosure of all Confidential Information for a period of three (3) years commencing as of the Effective Date. Recipient’s duty to protect the Confidential Information disclosed under this Agreement expires five (5) years from the date of receipt of Confidential Information (the “Confidentiality Term”). Either party may terminate this Agreement earlier by giving thirty (30) days prior written notice of termination to the other party. Upon the expiration or termination of this Agreement, the obligations of each party shall survive with respect to Confidential Information of the other party disclosed hereunder until such time as the respective Confidential Information becomes publicly known and made generally available through no action or inaction of Recipient or until the end of the Confidentiality Term, whichever occurs sooner. For the avoidance of doubt, upon termination of this Agreement, each party’s obligation to keep the Confidential Information of the other party confidential for the Confidentiality Term shall apply even in the event where one party is acquired or merged by or into a third party, and such third party shall have the right to enforce this obligation as a third party beneficiary.
11. Remedies. Each party agrees and acknowledges that any breach of this Agreement may cause irreparable harm to the other party for which monetary damages may be inadequate. Accordingly, the harmed party may be entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach of this Agreement by the other party.
12. Notice. Any notice or other communication under this Agreement given by either party to the other party shall be deemed to be properly given if given in writing and delivered (i) by nationally recognized private courier (e.g., Federal Express), (ii) facsimile directed at the signatory of the other party (at the number below), or (iii) by mail (return receipt requested), properly addressed and stamped with the required postage, to the recipient at the address identified in its signature block to this Agreement. Either party may from time to time change its fax number or address by giving the other party notice of the change in accordance with this Section.

CONFIDENTIAL	NDA-CSC Standard

13. Miscellaneous. This document contains the entire agreement between the parties with respect to the subject matter hereof and neither party shall have any obligation, express or implied by law, with respect to trade secret or proprietary information of the other party except as set forth herein. Each party represents, warrants and covenants that it has the full right and authority to enter into this Agreement and perform its obligations hereunder, that all required corporate approvals and authorizations have been obtained, and that, upon signature by its authorized representative listed below, this Agreement shall have been duly executed and be legally binding upon the respective party in all respects. This Agreement shall be governed by the laws of the State of Washington, without reference to conflict of laws principles. Any failure to enforce any provision of this Agreement shall not constitute a waiver thereof or of any other provision. This Agreement may not be amended, nor any obligation waived, except by a writing signed by both parties hereto.
IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives as of the Effective Date.

CARDIAC SCIENCE CORPORATION

Signature:	/s/ Mark Daniel
Name:	Mark Daniel
Title:	Controller
Fax Number:	425-402-2012
Date:	7/27/10

For: Signature: Name: Title: Fax Number: E-mail Address: Date:	CSI/Opto Circuits /s/ Joseph LaPorta Joseph LaPorta COO 262-798-5237 joseph.laporta@csiusa.com 6/25/10

CONFIDENTIAL	NDA-CSC Standard